Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-219823 and 333-264997) of Stratus Properties Inc. of our report dated March 31, 2022 with respect to the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of comprehensive income (loss), equity and cash flows for the year ended December 31, 2021, which appear in the December 31, 2022 annual report on Form 10-K of Stratus Properties Inc.

/s/ BKM Sowan Horan, LLP

Austin, Texas
March 31, 2023

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